Exhibit 5.1

July 28, 2020

Professional Diversity Network, Inc.

801 Adams Street, Sixth Floor

Chicago, Illinois 60607

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on September 7, 2018 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including 1,481,484 shares of Common Stock, $0.01 par value per share (the “Shares”), of Professional Diversity Network, Inc., a Delaware corporation (the “Company”). We have been advised that the Shares were issued pursuant to the Securities Purchase Agreement, dated as of July 27, 2020, between the Company and the institutional accredited investors named therein. (the “Purchase Agreement”).

We have acted as your counsel in connection with the Purchase Agreement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. We have also assumed that the Shares will be sold in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor pursuant to the Purchase Agreement, the Shares will have been validly issued and will be fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP

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